EXHIBIT 99.1

Press Release

For Immediate Release

Contact: Bruce Walsh, Senior Vice-President and Chief Financial Officer

(401) 847-5500

Newport Bancorp, Inc. Reports Results for Third Quarter and First Nine Months of 2012

Newport, Rhode Island, October 19, 2012. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank”), today announced third quarter earnings for 2012. For the quarter ended September 30, 2012, the Company reported net income of $417,000, or $0.13 per basic share and $0.12 per diluted share, compared to net income of $278,000, or $0.08 per share (basic and diluted), for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the Company reported net income of $1.1 million, or $0.32 per share (basic and diluted), compared to net income of $1.0 million, or $0.31 per basic share and $0.30 per diluted share for the nine months ended September 30, 2011.

During the first nine months of 2012, the Company’s assets increased by $17.7 million, or 3.9%, to $471.6 million. The increase in assets was primarily concentrated in net loans, which increased by $18.4 million, or 5.3%, and cash and cash equivalents, which increased by $3.4 million, or 10.9%, partially offset by a $2.5 million, or 6.9%, decrease in securities and a $1.0 million, or 6.8%, decrease in net premises and equipment. The increase in cash and cash equivalents is due to principal payments received on mortgage-backed securities and an increase in deposits and borrowings. The loan portfolio increase was attributable to an increase in residential mortgages (an increase of $24.6 million, or 11.8%), partially offset by decreases in home equity loans and lines (a decrease of $1.6 million, or 8.4%), commercial mortgages (a decrease of $3.2 million, or 2.6%) and construction loans (a decrease of $1.3 million, or 26.3%). The decrease in net premises and equipment is attributable to normal depreciation and amortization and the sale of the former Westerly, Rhode Island branch, with a carrying value of $415,000, resulting in a gain of $15,000.

For the nine months ended September 30, 2012, deposit balances increased by $13.5 million, or 5.1%. The increase in deposits occurred in NOW/Demand accounts (an increase of $15.2 million, or 13.5%) and savings accounts (an increase of $4.6 million, or 14.2%), partially offset by decreases in money market accounts (a decrease of $2.4 million, or 5.0%) and time deposit accounts (a decrease of $3.9 million, or 5.5%).

Total stockholders’ equity at September 30, 2012 was $52.6 million compared to $51.7 million at December 31, 2011. The increase was primarily attributable to net income and stock-based compensation credits, partially offset by share buybacks under the Company’s stock repurchase plan.

Net interest income decreased to $3.4 million for the quarter ended September 30, 2012 from $3.7 million for the quarter ended September 30, 2011, a decrease of 7.7%. Net interest income for the nine months ended September 30, 2012 was $10.4 million, compared to $11.3 million for nine months ended September 30, 2011, a decrease of $869,000, or 7.7%. The decrease in net interest income for the three and nine months ended September 30, 2012 was primarily due to a decrease in the interest earned on loans and securities, partially offset by a decrease in the expense from deposits and borrowings.

The average yield on interest-earning assets decreased to 4.70% in the third quarter of 2012, compared to 5.30% for the third quarter of 2011. This decline in the yield was partially offset by an increase in the average balance of interest-earning assets, resulting in a decrease of $434,000 of income earned on such assets. The average cost of interest-bearing liabilities decreased to 1.56% for the quarter ended September 30, 2012 from 1.75% for the quarter ended September 30, 2011, resulting in a $148,000 decrease in total interest expense. The average balance of interest-bearing deposits increased $4.3 million, or 1.92%, for the third quarter of 2012 compared to the third quarter of 2011, as the average cost of interest-bearing deposits decreased by 25 basis points, resulting in a $134,000 decrease in interest expense on such deposits. The Company’s third quarter 2012 interest rate spread decreased to 3.14% from 3.56% in the third quarter of 2011, a decrease of 42 basis points.

The average yield on interest-earning assets for the nine months ended September 30, 2012 was 4.79%, compared to 5.31% for the same period in 2011. This decline in the yield was partially offset by an increase in the average balance of interest-earning assets, resulting in a decrease of $1.4 million of income earned on such assets. The average cost of interest-bearing liabilities decreased to 1.58% for the nine months ended September 30, 2012 from 1.79% for the nine months ended September 30, 2011, resulting in a $523,000 decrease in total interest expense. The average balance of interest-bearing deposits increased $3.3 million, or 1.47%, for the first nine months of 2012, as the average cost of interest-bearing deposits decreased by 30 basis points in the nine months ended September 30, 2012, resulting in a $484,000 decrease in interest expense on such deposits. For the nine months ended September 30, 2012, the interest rate spread decreased to 3.21% from 3.53% in 2011, a decrease of 32 basis points.

Non-performing assets totaled $4.2 million, or 0.88% of total assets, at September 30, 2012, compared to $2.7 million, or 0.61% of total assets, at December 31, 2011. Non-performing assets at September 30, 2012 consisted of seven commercial real estate mortgage loans totaling $3.4 million, two one-to-four family residential real estate mortgage loans totaling $521,000, one home equity loan totaling $57,000, and $157,000 of foreclosed real estate. Net charge-offs were $7,000 and $525,000 for the quarters ended September 30, 2012 and 2011, respectively. Net charge-offs for the nine month periods ended September 30, 2012 and 2011 amounted to $669,000 and $1.0 million, respectively. The loan loss provision for the three and nine months ended September 30, 2012 was $176,000 and $798,000 respectively, compared to $507,000 and $1.0 million for the three and nine months ended September 30, 2011, respectively. Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision decreased during the first nine months of 2012 compared to the first nine months of 2011, due to changes in the loan portfolio mix, a decrease in non-impaired classified loans under watch by management and a decrease in charge-offs, offset by loan growth and an increase in allocated reserves for loans that have been restructured.

Non-interest income for the three and nine months ended September 30, 2012 totaled $592,000 and $1.7 million, respectively, compared to $650,000 and $1.8 million for the three and nine months ended September 30, 2011, respectively. The $58,000, or 8.9%, decrease in non-interest income for the third quarter of 2012 from the third quarter of 2011 is primarily attributable to a $43,000 decrease in customer services fees earned on checking accounts. The $89,000, or 4.9%, decrease in non-interest income for the first nine months of 2012 compared to the same period in 2011 is primarily due to the $65,000 decrease in customer service fees earned on checking accounts.

Non-interest expenses totaled $3.2 million for the quarter ended September 30, 2012 compared to $3.4 million for the quarter ended September 30, 2011. The decrease between periods is attributable primarily to decreases in salaries and employee benefits and other general and administrative expenses. For the nine months ended September 30, 2012, non-interest expenses totaled $9.8 million, a decrease of $745,000, or 7.1%, compared to the same period in 2011. The decrease in non-interest expenses for the first nine months of 2012 when compared to the first nine months of 2011 is attributable primarily to decreases in salaries and employee benefits and other general and administrative expenses. The decrease in salaries and benefits for both the three and nine month periods is primarily due to a decrease in salary costs and a reduction in the stock-based compensation expense associated with option grants and restricted stock awards. The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the 2011 period compared to the 2012 period. The decrease in other general and administrative expenses is primarily due to decreases in foreclosed real estate and stationery and office supply expenses.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission (“SEC”) which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2012	December 31, 2011
	(Unaudited) (Dollars in thousands, except share data)
Cash and due from banks	$25,539	$19,739
Short-term investments	8,912	11,335
Cash and cash equivalents	34,451	31,074

Securities held to maturity, at amortized cost	33,735	36,220
Federal Home Loan Bank stock, at cost	5,588	5,730

Loans	370,700	352,201
Allowance for loan losses	(3,838)	(3,709)
Loans, net	366,862	348,492

Premises and equipment	13,702	14,706
Accrued interest receivable	1,251	1,268
Net deferred tax asset	2,809	2,809
Bank-owned life insurance	11,366	11,088
Foreclosed real estate	157	839
Prepaid FDIC insurance	503	734
Other assets	1,143	949

Total assets	$471,567	$453,909
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$278,272	$264,769
Long-term borrowings	136,772	133,696
Accrued expenses and other liabilities	3,909	3,790
Total liabilities	418,953	402,255

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,453	50,282
Retained earnings	21,354	20,282
Unearned compensation (252,832 and 272,786 shares at
September 30, 2012 and December 31, 2011, respectively)	(2,146)	(2,413)
Treasury stock, at cost (1,409,535 shares and 1,371,943 shares
at September 30, 2012 and December 31, 2011, respectively)	(17,096)	(16,546)
Total stockholders’ equity	52,614	51,654

Total liabilities and stockholders’ equity	$471,567	$453,909

NEWPORT BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited) (Dollars in thousands, except share data)

Interest and dividend income:
Loans	$4,492	$4,801	$13,483	$14,515
Securities	364	489	1,191	1,570
Other interest-earning assets	15	15	50	31
Total interest and dividend income	4,871	5,305	14,724	16,116

Interest expense:
Deposits	285	419	906	1,390
Short-term borrowings	—	—	—	3
Long-term borrowings	1,139	1,153	3,403	3,439
Total interest expense	1,424	1,572	4,309	4,832

Net interest income	3,447	3,733	10,415	11,284
Provision for loan losses	176	507	798	1,029

Net interest income, after provision for loan losses	3,271	3,226	9,617	10,255

Non-interest income:
Customer service fees	476	519	1,402	1,467
Bank-owned life insurance	91	92	279	286
Miscellaneous	25	39	39	56
Total non-interest income	592	650	1,720	1,809

Non-interest expenses:
Salaries and employee benefits	1,675	1,839	5,146	5,725
Occupancy and equipment	554	537	1,646	1,647
Data processing	445	406	1,247	1,167
Professional fees	147	147	483	433
Marketing	145	151	456	530
FDIC insurance	113	92	261	326
Other general and administrative	155	235	514	670
Total non-interest expenses	3,234	3,407	9,753	10,498

Income before income taxes	629	469	1,584	1,566

Provision for income taxes	212	191	512	548

Net income	$417	$278	$1,072	$1,018

Weighted-average shares outstanding:
Basic	3,311,469	3,321,079	3,313,979	3,314,766
Diluted	3,364,158	3,331,446	3,348,655	3,369,618

Earnings per share:
Basic	$0.13	$0.08	$0.32	$0.31
Diluted	$0.12	$0.08	$0.32	$0.30